Exhibit 16

January 21, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Landmark Land Company, Inc. (Commission File number 0001-08755)

We have read the statements that we understand Landmark Land Company, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Yours truly,

/s/ Aronson & Company

Aronson & Company
Rockville, Maryland